EXHIBIT T

AUDIT COMMITTEE CHARTER

FRANKLIN MUTUAL RECOVERY FUND

Adopted October 18, 2004

I. The Committee.

     The Audit Committee (“Committee”) is a committee of, and established by, the Board of Directors (the “Board”) of Franklin Mutual Recovery Fund (“Fund”). The Committee shall consist of such number of members as set by the Board from time to time, and its members shall be selected by the Board. The Committee shall be comprised entirely of “independent” members, as defined in Item 3(a)(2) of SEC Form N-CSR (“Disinterested Board members”). Members shall be financially literate, meaning that each member is able to read and understand fundamental financial statements, including the Fund’s balance sheet and income statement. At least one member of the Committee shall be designated by the Board as an “audit committee financial expert,” as defined in Item 3(b) of SEC Form N-CSR, unless the Board determines that the Fund does not have an audit committee financial expert on the Committee.

II. Purposes of the Committee.

     The function of the Committee is to be directly responsible for overseeing the Fund’s accounting and auditing processes, which shall include the appointment, compensation, retention and oversight of the work of the Fund’s independent registered public accounting firm (“auditors”) engaged (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Fund. It is management’s responsibility to maintain appropriate systems for accounting and internal controls. It is the auditors’ responsibility to plan and carry out a proper audit and to report directly to the Committee. It is not the duty of the Committee to plan or conduct audits or to determine that the Fund’s financial statements are complete and in accordance with generally accepted accounting principles; that is the responsibility of management and the Fund’s auditors.

     In giving its recommendations to the Board with respect to the Fund’s financial statements, the Committee will rely on:

     1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles,

     2) the report of the Fund’s independent public accountants with respect to such financial statements.

     Consistent with such allocation of functions, the purposes of the Committee are:

     a. To oversee the Fund’s accounting and financial reporting policies and practices and its internal controls, and to obtain, where it deems appropriate, reports on internal controls of service providers to the Fund;

     b. To oversee the quality and objectivity of the Fund’s financial statements and the independent audit thereof;

     c. To act as a liaison between the Fund’s independent auditors and the Board; and

     d. To consider such other matters as it deems appropriate in carrying out its purpose and any other matters that may be assigned to it by the Board.

     In addition, the Committee shall serve as the Fund’s Qualified Legal Compliance Committee (“QLCC”) pursuant to Section 205 of the SEC’s Standards of Professional Conduct for Attorneys (the “Standards”). In this capacity, the Committee is required to adopt and maintain written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation. “Evidence of a material violation” means credible evidence, based upon which it would be unreasonable, under the circumstances, for a prudent and competent attorney not to conclude that it is reasonably likely that a material violation of an applicable U.S. federal or state securities law, a material breach of fiduciary (or similar duty) to the Fund arising under U.S. federal or state law, or a similar material violation of any U.S. federal or state law.

III. Powers and Duties.

     The Committee shall have the following powers and duties to carry out its purposes:

     (a) To select the auditors, subject to approval both by the Board and by a separate vote of the Disinterested Board members, and, in connection therewith, to evaluate the independence and qualifications of the auditors in accordance with applicable federal securities laws and regulations and the rules and standards of the Independence Standards Board and American Institute of Certified Public Accountants.

     (b) To be directly responsible for approving the services to be provided by, and the compensation of, the auditors, including:

          (i) pre-approval of all audit and audit related services;

          (ii) pre-approval of all non-audit related services to be provided to the Fund by the auditors;

          (iii) pre-approval of all non-audit related services to be provided by the auditors to the Fund’s investment adviser or to any entity that controls, is controlled by or is under common control with the Fund’s investment adviser and that provides ongoing services to the Fund where the non-audit services relate directly to the operations or financial reporting of the Fund; and

          (iv) establishment by the Committee, if deemed necessary or appropriate, as an alternative to Committee pre-approval of services to be provided by the auditors, as required by paragraphs (ii) and (iii) above, of policies and procedures to permit such services to be pre-approved by other means, such as through establishment of guidelines or by action of a designated member or members of the Committee; provided the policies and procedures are detailed as to the particular service and the Committee is informed of each service and such policies and procedures do not include delegation of audit committee responsibilities, as contemplated under the Securities Exchange Act of 1934, to management; subject, in the case of (ii) through (iv), to any waivers, exceptions or exemptions that may be available under applicable law or rules.

     (c) To meet with the auditors, including private meetings, as necessary to (i) review the arrangements for and scope of the annual audit and any special audits; (ii) discuss any matters or concerns relating to the Fund’s financial statements, including any recorded and/or unrecorded adjustments to such statements recommended by the auditors, or other results of audits; (iii) consider the auditors’ comments with respect to the Fund’s financial policies, procedures and internal controls and management’s responses thereto, and (iv) to review the form of opinion the auditors propose to render.

     (d) To receive and consider reports from the auditors:

          (i) as required by generally accepted accounting standards, and

          (ii) annually and by update as required by SEC Regulation S-X, regarding: (w) all critical accounting policies and practices of the Fund to be used; (x) alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management of the Fund, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors; (y) other material written communications between the auditors and management of the Fund, such as any management letter or schedule of unadjusted differences, and (z) all non-audit services provided to any entity in an investment company complex, as defined in SEC Regulation S-X, that were not pre-approved by the Committee pursuant to SEC Regulation S-X.

     (e) To consider the effect upon the Fund of any changes in accounting principles or practices proposed by management or the auditors.

     (f) In considering the independence of the auditors, to request from, and discuss with, the auditors a written statement, and other reports as necessary, describing all relationships between the auditors and the Fund, the Fund’s investment adviser and service providers, and other entities advised or serviced by, including any entities controlling, controlled by or under common control with, the investment adviser or any other service providers to the Fund; to receive and consider, if applicable, periodic reports from the auditors regarding whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and to request from the auditors a certificate that they are independent auditors under the Federal securities laws and are in compliance with all standards adopted by the Independence Standards Board.

     (g) To require that the auditors regularly provide timely information to the Committee with respect to new rules and pronouncements by applicable regulatory and accounting standards agencies, along with an explanation of how such developments may affect the Fund’s financial statements and accounting principles and practices.

     (h) To review, at such times and in the manner deemed appropriate by the Committee, the results of the annual audit and financial statements, and the report of the auditors’ audit of the Fund’s annual financial statements, including footnotes and any significant audit findings.

     (i) To consider any reports of difficulties that may have arisen during the course of the audit, including any limitations of the scope of the audit, and management’s response thereto.

     (j) To review certifications of the Fund’s Chief Executive Officer - Finance and Administration and Chief Financial Officer and Chief Accounting Officer concerning (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Fund’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Fund’s internal controls over financial reporting, and for any other purposes the Committee deems appropriate, as required by § 302 of the Sarbanes-Oxley Act.

     (k) To inform the chief legal officer (“CLO”) and chief executive officer (“CEO”) of the Fund (or the equivalents thereof) of any report of evidence of a material violation by the Fund, its officers, directors/trustees, employees (if any), or agents (collectively, “affiliates”). In connection therewith, the Committee shall:

          (i) determine whether an investigation is necessary regarding any report of evidence of a material violation by the Fund or its affiliates;

          (ii) if the Committee determines such an investigation is necessary or appropriate, (A) to notify the Board; (B) to initiate an investigation, which may be conducted by either the CLO or by outside attorneys; and (C) to retain such additional expert personnel as the Committee deems necessary to assist in the investigation;

          (iii) at the conclusion of any such investigation, (A) recommend by a majority vote, that the Fund implement an appropriate response (as defined in Section 205.2(b) of the Standards) to evidence of a material violation, and (B) inform the CLO and the CEO and the Board of the results of such investigation and the appropriate remedial measures to be adopted;

          (iv) acting by majority vote, take all other appropriate action, including the authority to notify the SEC in the event the Fund fails in any material response to implement an appropriate response that the Committee has recommended the Fund to take; and

          (v) otherwise respond to evidence of a material violation.

IV. Other Functions and Procedures of the Committee.

     (a) The Committee shall meet at least twice each year or more frequently, in open or executive sessions, as may be necessary to fulfill its responsibilities. The Committee shall meet as frequently as circumstances require with (i) the auditors as provided in III(c), above, and (ii) management’s internal audit department to review and discuss internal audit functions and reports. The Committee may invite members of management, the auditors, counsel, advisers and others to attend its meetings as it deems appropriate. The Committee shall have separate sessions with the auditors, management and others, as and when it deems appropriate.

     (b) The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Fund or the Fund’s adviser regarding accounting, internal accounting controls, or accounting matters relating to the Fund, and (ii) the confidential, anonymous submission by employees of the Fund or such Fund’s adviser, principal underwriter, administrator or other provider of accounting related services of concerns regarding questionable accounting or auditing matters.

     (c) The Committee shall have the authority to engage special counsel, experts and advisers as and when it determines necessary to carry out its duties and the Fund must provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to any auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Fund; (ii) compensation to any advisers employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     (d) The Committee shall have unrestricted access to the Fund’s management and management of the Fund’s adviser, including, but not limited to, their chief executive officer(s), chief financial officer(s), internal auditors and any other executives and financial officers.

     (e) The Committee shall report its activities to the Board and make such recommendations as the Committee may deem necessary or appropriate.

     (f) The Committee shall review this Charter annually, or more frequently if it chooses, and recommend any changes to the Board.